Exhibit 99.1

For Immediate Release

Kura Sushi USA Names Steven Benrubi as Chief Financial Officer

Irvine, CA. November 30, 2020 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Steven H. Benrubi has been named the Company’s Chief Financial Officer, effective December 1st, 2020. Mr. Benrubi will succeed Koji Shinohara, who is leaving the Company to pursue other opportunities.

“We are excited to welcome Steve to the Kura team,” said Hajime Uba, President and Chief Executive Officer of Kura Sushi. “Steve brings to Kura more than 25 years of leadership experience from well-established restaurant and retail companies, and has demonstrated strong financial acumen, industry knowledge, and public company experience throughout his career. We believe Steve is well qualified to provide financial leadership and strategic vision to Kura Sushi as we execute our long-term growth plans.”

Mr. Uba added, “On behalf of the entire team, I would also like to thank Koji for his many contributions to Kura Sushi, including his involvement during our IPO process in 2019. We wish him the best in his future endeavors.”

Most recently, Mr. Benrubi served for five years as Chief Financial Officer for Drybar Holdings, a lifestyle salon and prestige consumer products brand that rapidly grew to operate over 100 company- and franchised-owned locations and to sell haircare products online and through retail partners with over 2000 outlets throughout the United States. Mr. Benrubi led aspects of the successful sale of Drybar’s products business to Helen of Troy in January 2020, and then joined Helen of Troy’s new Drybar Products division as Interim Head of Finance to support business integration. Prior to Drybar, he was Executive Vice President and CFO of The Wet Seal, Inc. for seven years, where he rebuilt the company’s finance organization and led numerous operations functions. Previously, he held the Vice President and Corporate Controller roles for CKE Restaurants, Inc., the owner of Carl’s Jr. and Hardee’s restaurant brands, and for Domino’s Pizza, Inc. Mr. Benrubi started his career at the public accounting firm Arthur Andersen.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 28 locations in six states. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 450 restaurants and 35 years of brand history. For more information, please visit www.kurasushi.com.

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Investor Relations Contact:

Fitzhugh Taylor

(657) 333-4010

investor@kurausa.com